Exhibit 11.1

                            COMPUTRON SOFTWARE, INC.
             Statement re: computation of earnings (loss) per share




                                                          Three months ended
                                                               March 31,
                                                        -----------------------
                                                          1995           1996
                                                        --------       --------


Net income (loss) (in thousands)                        $    676       $ (6,420)
                                                        ========       ========

Weighted average common and
     common equivalent shares outstanding:

     Shares outstanding at the beginning of the period    17,829         20,744
     Weighted average shares issued during the period       --               23
     Weighted average common stock equivalents             1,001           --
     Weighted average treasury shares acquired using
       the treaury stock method                             (393)          --
                                                        --------       --------

Weighted average common and common equivalent
     shares outstanding:                                  18,437         20,767
                                                        ========       ========

Net income (loss) per share                             $   0.04(1)    $  (0.31)
                                                        ========       ========


- - ----------------
(1) All share information contained in the per share calculation has been adjusted to reflect the conversion of all series of Redeemable Convertible Preferred Stock and Class A and Class B Common Stock into Common Stock as of the original issuance dates. These equities were converted into Common Stock upon the closing of the initial public offering on August 29, 1995.




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